EXHIBIT 99


For:                Compositech Ltd.
                    120 Ricefield Lane
                    Hauppauge, NY  11788-2008
                    www.compositechltd.com

Company Contact:    Christopher F. Johnson, President and CEO
                    (516) 436-5200 / chrisjohnson2@prodigy.net

Agency Contact:     Warren J. Cavior, The Cavior Organization
                    (212) 687-6070 / caviorg@aol.com



  COMPOSITECH LTD. CONFIRMS M&A TALKS AND PLANS TO IDENTIFY STRATEGIC PARTNERS;
     AWAITS CLOSING OF PRIVATE PLACEMENT AND SUBSTANTIALLY REDUCES EXPENSES;


Hauppauge, NY ...December 6, 1999... Compositech Ltd. (NASDAQ: CTEK), which produces patented high tech laminates for the printed circuit board industry, confirmed today that the Company is in discussions with advisors to explore strategic opportunities to maximize shareholder value and expects to make an additional announcement by year-end.

The Company will pursue potential mergers and acquisitions or other strategic transactions to maximize shareholder value. Chris Johnson, president and CEO, said, "Our objective is not to just sell the technology, but find a way to increase shareholders' upside potential." Compositech Ltd. has been pursuing a transition from research and development to product commercialization strategy for its CL200+ filament-wound laminates during 1999. Although CL200+ market acceptance accelerated and the company has experienced an order backlog since June of this year, the capability to produce large volumes of finished product has been adversely affected by the Company's limited financial resources and the limited availability of experienced production workers on Long Island.

"We have substantially more demand for product than we can produce, but the Company's financial resources, the current costs of production and labor shortage being experienced by our Hauppauge facility make it impractical to increase our production sufficiently to meet demand. As a result, Compositech is in the process of retaining advisors to accelerate current discussions with potential acquisition or merger candidates as well as identify additional candidates to purchase, license or joint venture the company's technology. To facilitate these activities, Compositech has minimized expenses through substantial reduction of staff and suspension of manufacturing activities at its Hauppauge facility effective December 3, 1999," said Johnson.

Compositech also confirmed that it is waiting for the closing of a $1,460,000 financing. The proceeds of the financing would be used principally to continue limited operations while seeking strategic partners with the necessary resources to enable the Company to continue to manufacture or license its patented technology in order to enable the technology to achieve its potential.



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Johnson continued,  "Having proven the technological value of our laminates,  we believe it is time to find a partner who will give the company the ability to produce substantial quantities of CL200+. We do not have the financial resources to satisfy current demand for production in Hauppauge or the requirements of our joint venture in Canada. Although the Canadian joint venture completed the initial phase of developing a large-volume manufacturing facility for CL200+ in Montreal, financing of the project has not been obtained within the required period to permit continuation of the existing joint venture, and the Canadian partners may elect to terminate the joint venture. However, the Company believes that the Canadian partners will consider the continuation of the project with an appropriate new partner or capital infusion."

There can be no assurances that the Company will consummate a strategic transaction or complete the $1,460,000 private placement or that they will be on favorable terms.

About Compositech Ltd.
Compositech Ltd. develops, produces and markets innovative and superior copper-clad and fiberglass epoxy laminates used to create printed circuit boards which are essential components of personal computers, workstations, data communications, Internet servers and telecommunications equipment.

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Note: The statements made in this press release contain certain  forward-looking statements  within the meaning of Section 27A of the  Securities Act of 1933 and
Section  21E of the  Securities  Act of 1934 that  involve a number of risks and
uncertainties.   Actual   events  or  results  may  differ  from  the  Company's
expectations. In addition to the matters described in this press release, risk factors listed from time to time in the Company's SEC reports and filings, including, but not limited to, its reports on Form 10-QSB for the quarter ended September 30, 1999, its registration statement on Form S-3 declared effective by the Securities and Exchange Commission on June 15, 1999 and its report on Form 10-KSB for the year ended December 31, 1998, may affect the results achieved by the Company.

     This press release was prepared by The Cavior Organization, Inc., a public relations firm, based on information supplied by its client, Compositech Ltd.
The information contained herein is believed to be reliable, but has not been independently verified by The Cavior Organization, Inc. None of the information contained in this press release should be construed as an offer to buy or sell securities, either directly or indirectly. Officers and employees of The Cavior Organization, Inc. may from time to time acquire, hold or sell a position in the securities mentioned herein.



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